SECURITIES AND EXCHANGE COMMISSION
                      Washington D.C. 20549

                             FORM 8-K

                          CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report(Date of Earliest Event Reported):December 12, 1997
                                                -----------------

                         NEWRIDERS, INC.
                  ------------------------------
      (Exact name of registrant as specified in its charter)



     Nevada                       000-22775                   77-0390222
--------------------          -------------------        --------------------
   (State of                    (Commission              (I.R.S. Employer
 Incorporation)                  File Number)            Identification No.)




567 San Nicolas Drive, Suite 400, Newport Beach, California  92660
-----------------------------------------------------------------------
             (Address of principal executive offices)

Registrant's telephone number, including area code        (714) 718-4630
                                                    ------------------------


                               N/A
                     -----------------------
  (Former name or former address, if changed since last report)





















Item 9.     Sales of Equity Securities Pursuant to Regulation S.
            ----------------------------------------------------

     On December 12, 1997, Newriders, Inc. closed on the sale of $1,000,000 face value of its 8% Convertible Notes (the "Notes"), in minimum denominations of at least $25,000, due December 12, 2000. Interest on the outstanding principal amount is payable semi-annually in arrears on the first day of May and November at the rate of 8% per annum accruing from the date of issuance. The interest so payable will be paid in shares of common stock of Newriders, Inc. ("Common Stock") at the then applicable Conversion Price (as defined below) to the holder of each Note. The offering may continue until a maximum of $2,000,000 of face value Notes have been sold, or until Newriders, Inc. decides to terminate the offering.

     Holders of the Notes are entitled, at their option, at any time commencing 45 days after the closing date until maturity to convert one-third or any lesser portion of the initial principal amount of each Note into shares of Common Stock of Newriders, Inc. (the "Shares") at a conversion price for each Share equal to the lesser of $3.3375 per share or eighty percent (80%) of the average closing bid price of Shares of Common Stock for the five trading days immediately prior to the Conversion Date with a conversion floor price (the "Conversion Floor Price") of $2.00 per share (collectively, the "Conversion Price"); beginning 75 days after the Closing Date, an additional one-third of the initial principal amount of each Note may be converted into Shares at the Conversion Price; and beginning 105 days after the Closing Date, the remaining one-third of the initial principal amount of each Note may be converted into Shares at the Conversion Price, provided that if the average of the closing bid price of the Common Stock for the 20 consecutive trading days immediately prior to a Conversion Date is less than $2.00 per share, the Conversion Floor Price will be adjusted to equal eighty percent (80%) of such 20 consecutive trading day average of the closing bid price, provided, however, that in no event shall the holder be entitled to convert any portion of the Notes in excess of that portion of the Notes upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Notes, as defined in the Subscription Agreement) and (2) the number of Shares issuable upon the conversion of the portion of the Notes with respect to which the determination of this proviso is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.9% of all outstanding shares of the common stock of Newriders, Inc.

     First Bermuda Securities Limited of Hamilton, Bermuda, has acted, and is acting, as principal underwriter or placement agent in selling the securities. Commissions equal to ten percent (10%) of the face value of the Notes are paid to the principal underwriter upon sale of the Notes. The Principal underwriter also a non-accountable expense allowance of $15,000, and 5-year broker warrants equal to ten percent (10%) of the aggregate amount raised with an exercise price equal to one hundred twenty percent (120%) of the closing bid price of the Shares on the closing date. The broker warrants have certain piggy-back and demand registration rights.

     The Notes sold pursuant to the offering and any Shares issued upon the exercise of conversion rights have been and will be issued pursuant to Regulation S promulgated under the Securities Act of 1933, as amended, and have not been registered under the Securities Act of 1933. Since the offering is being made pursuant to Regulation S, sales of the securities are limited to Non-U.S. Persons, as defined under Regulation S, and offers and sales may only be made outside the United States. The Notes may not be transferred, offered or sold prior to the end of the 40 day restricted period commencing on the date of closing, unless such transfer, offer or sale is made in an "offshore transaction" and not to or for the account of or benefit of a U.S. Person (as such terms are defined in Regulation S) and is otherwise in accordance with the requirements of Regulation S. The Notes may not be converted into Shares by or on behalf of any U.S. person.


                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                                             NEWRIDERS, INC.
                                          -----------------------
                                              (Registrant)





Date:  January 2, 1998                  By:/s/ William R. Nordstrom
                                           -----------------------------
                                               William R. Nordstrom
                                               Executive Vice President